EXHIBIT 14

Metaldyne Performance Group Inc.

Code of Business Conduct and Ethics

I. YOUR OBLIGATIONS

This Code of Business Conduct and Ethics (this “Code”) is designed to promote honest, ethical and lawful conduct by all employees, officers and directors of Metaldyne Performance Group Inc. and all subsidiaries and entities controlled by it (collectively, the “Company”) and full, fair, accurate, timely and transparent disclosure, and compliance with applicable laws, rules and regulations. This Code is intended to help you understand the Company’s standards of legal and ethical business practices and to make you aware of ethical and legal issues that you may encounter in carrying out your responsibilities to the Company. In addition, independent contractors, consultants, agents and sales representatives who represent the Company are expected to apply the same high standards while working on Company business.

The actions of every employee, officer and director affect the reputation and integrity of the Company. Therefore, it is essential that you take the time to review this Code and develop a working knowledge of its provisions. You are required to complete a certificate attesting to compliance with the Code upon becoming an employee, officer or director and, for certain employees, periodically thereafter.

At all times, you are expected to:

•	Avoid conflicts where your personal interests interfere, or could even appear to interfere, with the interests of the Company as a whole;

•	Disclose any conflict to a supervisor or the Company’s Corporate Integrity Committee or Legal Department if you are an employee, or to the Audit Committee Chair or General Counsel if you are a director, and otherwise pursue the ethical handling of conflicts (whether actual or apparent) when conflicts or the appearance of conflicts are unavoidable;

•	Provide accurate and complete information in the course of fulfilling your obligations and communicate information in a timely manner in furtherance of fulfilling the Company’s compliance obligations;

•	Provide full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with regulators and in other public communications made by the Company;

•	Comply both in letter and spirit with all applicable laws, regulations and Company policies;

•	Seek guidance where necessary from a responsible supervisor;

•	Promptly report any violations of this Code to your supervisor, Human Resources, the Corporate Integrity Committee or Legal Department or through the Hotline; and

•	Be accountable personally for adherence to this Code.

WHO DO I CONTACT

FOR GUIDANCE OR TO REPORT CONCERNS?

If you believe a situation may involve or lead to a violation of this Code, please seek guidance and report such concerns in accordance with this Code and the Company’s Whistleblower Policy.

•       Seek Guidance. Seek guidance from a responsible supervisor (for example, your immediate supervisor, a department head or location manager) or other appropriate internal authority (for example, your local Human Resources representative or compliance officer).

•       Report Concerns to a Supervisor, Manager or Your Human Resources Representative. The most direct way to raise any concern is to speak to a supervisor, manager or your Human Resources representative. They, in turn, will communicate the concern with the Legal Department for review as described below.

•       Use the Hotline. Reports may also be made anonymously through the Company’s Hotline which is posted in each Company location or through the following company mailbox corporateintegrity@mpgdriven.com.

•       Report Concerns to the Corporate Integrity Committee or Legal Department. Concerns may be reported to the Corporate Integrity Committee or Legal Department.

•       Accounting or Audit Concerns. In addition, reports related to accounting or auditing concerns may be made in writing to the Audit Committee or the Senior Manager – Internal Audit.

HOTLINE:
Country	Number	Access Code
Brazil	800-618-2327	0800-890-0288 or 0800-888-8288
China	800-618-2327	108-888 (Northern) or 108-11 (Southern)
Czech Republic	800-618-2327	00-800-222-55288
France	800-618-2327	0800-99-0011 or 0805-701-288
Germany	800-618-2327	0-800-225-5288
India	800-618-2327	000-117
Italy	800-618-2327	800-172-444
Japan	800-618-2327	00-663-5111 (IDC) or 00-441-111 (JT) or 00-539-111 (KDDI)
Korea	800-618-2327	00-309-11 9DACOM) or 00-729-11 (Korean Telecom) or 00-369-11 (ONSE)
Mexico	800-618-2327	01-800-288-2872
Spain	800-618-2327	###-##-####
United Kingdom	800-618-2327	0-800-89-0011 (BT) or 0-500-89-0011 (C&W)
United States	800-618-2327	n/a

The Hotline is a special toll-free line available 24 hours a day, 365 days a year. It is intended to operate in addition to other resources available to you to voice complaints or concerns, such as supervisors and Human Resources staff. The Hotline is operated by an outside, independent service provider and is available in all languages where the Company has facilities.

LEGAL DEPARTMENT OR CORPORATE INTEGRITY COMMITTEE OR INTERNAL AUDIT Metaldyne Performance Group c/o Legal Department 47659 Halyard Drive Plymouth, MI 48170-2429
AUDIT COMMITTEE To the attention of the Audit Committee of Metaldyne Performance Group Metaldyne Performance Group 47659 Halyard Drive Plymouth, MI 48170-2429

OUR POLICY AGAINST RETALIATION

It is the Company’s policy to protect those who communicate honest concerns from any retaliation for such reporting. Consistent with the Company’s policy and applicable law, no adverse employment action may be taken, and retaliation is not permitted directly or indirectly against anyone who in good faith reports a concern or provides assistance or information to the General Counsel, others in management, the Audit Committee or any other appropriate person or group, including any governmental, regulatory or law enforcement body investigating or otherwise helping to resolve any concern. An employee who retaliates against someone who has reported a concern in good faith is subject to discipline up to and including termination of employment.

Confidential and anonymous mechanisms for reporting concerns are available and are described in this Code and the Company’s Whistleblower Policy, including the Hotline.

This Code is part of a broader set of Company policies and compliance procedures available in the Company’s policy library. This Code is not intended to supersede or materially alter such documents.

No policy can provide definitive answers to all questions. It is difficult to anticipate every decision or action that you may face or consider. Whenever there is doubt about the right ethical or legal choice to make, or questions regarding any of the standards discussed or policies referenced in this Code, you should fully disclose the circumstances, seek guidance about the right thing to do, and keep asking until guidance is obtained. The earlier a potential problem is detected and corrected, the better off the Company will be in protecting against harm to the Company’s business and reputation.

Those who violate the standards in this Code will be subject to disciplinary action. Failure to follow this Code, as well as to comply with federal, state, local and any applicable foreign laws, and the Company’s corporate policies and procedures, may result in termination of employment or termination of service on the Company’s Board of Directors (the “Board”).

II. COMPLIANCE WITH LAWS, RULES & REGULATIONS

The Company requires you to comply with all applicable laws, rules and regulations in countries where the Company does business. Violation of domestic or foreign laws and regulations may subject you, as well as the Company, to civil and/or criminal penalties. Legal compliance is not always intuitive. To comply with the law, you must learn enough about the national, state and local laws that affect your work at the Company to identify potential issues and to obtain proper guidance on the right way to proceed. When there is any doubt as to the lawfulness of any proposed activity, you should seek advice from the Company’s Legal Department.

To assure compliance with applicable laws and regulations, the Company has established various policies and procedures, including the Insider Trading and Regulation FD Policy, Whistleblower Policy and Related Person Transaction Policy and other policies available in our policy library. Some of the legal obligations and policies that are particularly important to our business and reputation are summarized below. Further information on any of these matters may be obtained from the Company’s Legal Department.

III. CONFLICTS OF INTEREST

The Company’s reputation and business can be damaged when personal interests influence or appear to influence business judgment. Employees and others to whom this Code applies must be free from conflicts of interest that could adversely influence their judgment, objectivity, or loyalty to the Company in conducting Company business activities and assignments. Employees must avoid situations where their personal interests could inappropriately influence, or appear to influence, their business judgment. This is called “conflict of interest.” Even the perception that personal interests influence business judgment can hurt the Company’s reputation and business. Employees may take part in legitimate financial, business, charitable, and other activities outside their jobs, but any real, potential or perceived conflict of interest raised by those activities or outside employment that diminishes productivity must be promptly disclosed to the Legal Department and updated on a periodic basis.

Some examples of behavior employees and their immediate family members should avoid are:

•	Solicit or accept from customers, suppliers or others dealing with the Company any kind of gift, under-the-table payment, kickback, bribe, rebate, barter or other personal, unearned benefits as a result of your position or relationship with respect to the Company, including payment or reimbursement of travel and meal expenses. Although such gifts do not apply to non-monetary items of nominal intrinsic value and for de minimis gratuities that are customary in our industry, if there is any question about the appropriateness of the giving or receiving of such a gift, you should check in advance with the Legal Department;

•	Have a financial interest in the Company’s competitors, customers, suppliers or others dealing with the Company (excluding ownership of 1% or less of the outstanding securities of a publicly traded company);

•	Have a consulting, managerial or employment relationship with a competitor, customer, supplier or others dealing with the Company;

•	Acquire real property, leases, patents, or other property or rights in which the Company has or is likely to have a business interest;

•	Have a material interest in a transaction involving indebtedness or a guarantee of indebtedness involving the Company (excluding amounts due for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business); or

•	Accepting loans or guarantees from any individual, organization, or company doing or seeking to do business with the Company.

An “immediate family member” includes your spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing your household.

In all instances where a conflict or the appearance of a conflict exists, you must disclose the nature of the conflict to a responsible supervisor, the Legal Department, or other appropriate internal authority as soon as possible. Where there is a real or perceived conflict of interest involving a director or executive officer of the Company, the matter should be referred to the Chair of the Audit Committee of the Board (the “Audit Committee”) or the General Counsel, but must ultimately be approved by the Audit Committee. The General Counsel, or his or her designee, must approve all other conflicts of interest.

Conflict of interest transactions may also be subject to the Company’s Related Person Transaction Policy.

3.1 Memberships on Boards and Committees

If serving on a board of directors or similar body of a for-profit enterprise or government agency that would conflict with or affect the performance of your employment duties, or would otherwise result in a conflict of interest with the Company (for example, the organization is a competitor, customer, or supplier of the Company), you must obtain approval from the Company’s Legal Department or, if you are a director, from the Board before agreeing to serve on such board.

Serving on boards of not-for-profit or community organizations does not require prior approval unless it creates a situation that poses a conflict of interest with the Company (for example, the organization solicits charitable contributions from the Company), in which case you should contact the Company’s Legal Department for approval prior to accepting such position or to continue such service.

3.2 Political and Other Outside Activities

Prior to seeking any election or appointment to public office, you must notify your supervisor, the Legal Department or, if you are a director, the Board to clarify the Company’s position in the event the candidacy is successful or the appointment is made and obtain written approval. See “Political Contributions and Activities” below.

Solicitation of contributions or other support from fellow employees is prohibited during the working time (those times of the workday when employees are supposed to be engaged in their duties). Distribution of non-work-related material must be restricted to non-working areas of any Company facility. Break rooms, cafeterias, restrooms, and parking lots are examples of non-working areas.

IV. PROTECTION AND PROPER USE OF COMPANY ASSETS

You have a personal responsibility to protect the assets of the Company from misuse or misappropriation. The assets of the Company include tangible assets, such as products, equipment, and facilities, as well as intangible assets, such as corporate opportunities, intellectual property, and trade secrets.

4.1 Theft/Misuse of Company Assets

The Company’s assets may only be used for business purposes and such other purposes as are approved by the Company. You must not take, make use of, or knowingly misappropriate the assets of the Company for personal use, for use by another, or for an improper or illegal purpose. You are not permitted to remove, dispose of, or destroy anything of value to the Company without the Company’s express prior written consent, including both physical items and electronic information.

4.2 Confidential Information/Privacy

You must comply with your Confidentiality and Proprietary Rights Agreement, which is signed by all employees of the Company. If you are entrusted with information of a confidential or proprietary nature (about the Company, its suppliers, customers, or others and its directors, officers, shareholders, and employees), you must not disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law but only after prior notice to the Company. You may not use confidential information for your own personal benefit or the benefit of persons or entities outside the Company. All information that is not readily available to the public must be deemed to be confidential unless you are notified otherwise.

In addition, most countries have data privacy laws regulating the collection and use of personal data, which is any information that directly or indirectly identifies a natural person, although the types of data covered, the nature of the protection and local enforcement mechanisms vary. All employees are responsible for ensuring compliance with the data privacy requirements under the laws, rules and regulations of the applicable countries.

See also “Insider Trading and Fair Disclosure” below and the Company’s Insider Trading and Regulation FD Policy.

4.3 Network Use, Integrity & Security

Employees must comply with the Company’s information technology policies contained in the policy library. Under those policies, the Company reserves the right to monitor or review any and all data and information contained on any employee’s or officer’s computer or other electronic device issued by the Company or containing Company information. In addition, the Company reserves the right to monitor or review an employee’s or officer’s use of the internet, Company intranet and Company email or any other electronic communications without prior notice.

V. TRADE PRACTICES

5.1 Fair Dealing

You should deal fairly with the Company’s suppliers, customers, competitors, and employees. You must not take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. In addition, you should make all reasonable efforts to observe applicable portions of the ethics policies of the Company’s customers and suppliers.

5.2 Antitrust Compliance

Vigorous competition – free from collusion and unreasonable restraints – is the best mechanism for ensuring the production of high quality, well-priced, and innovative products and services. Moreover, failure to comply with applicable antitrust and other trade regulation laws in jurisdictions in which the Company does business could result in serious consequences both for the Company and the offending individuals – including significant civil and criminal penalties – and damage to the Company’s reputation. It is Company policy to compete solely on the basis of its superior and innovative products and services, through your collective efforts and contributions, and to avoid improper actions that unreasonably restrain trade.

Antitrust and trade regulation issues are very complex. Determining what actions unreasonably restrain trade or are otherwise improper will depend on the structure of the market and a number of other factors. Whenever any doubt exists as to the legality of any communication, action, arrangement, or transaction, please contact the Legal Department immediately.

To avoid even the perception of unlawful conduct, employees should avoid:

•	Any meetings or discussions with a competitor (unless approved in advance by the Legal Department);

•	Exclusive dealing arrangements (unless approved in advance by the Legal Department); and

•	Trade association meetings where no attorney is present.

5.3 Bribery and Other Corrupt Practices

The Company strictly prohibits giving or receiving, or promising to give or receive, directly or indirectly, anything of value to anyone, including to any employee or official of a government (including state-owned companies) or a political party, candidate for office, or to any person performing public duties or state functions in order to obtain or retain business or to secure an improper advantage with respect to any aspect of the Company’s business. Improper payments are defined expansively to include payments, both direct and indirect (for example through agents or contactors); gifts; entertainment; and certain travel expenses. Although written local law may permit gift-giving or the payment of entertainment expenses, the Company’s Legal Department must approve in advance any such gifts or payments. “Facilitation” payments to expedite the routine performance of legitimate duties must be avoided unless the prior approval of the Company’s Legal Department has been obtained.

Any question as to whether a gift or payment would be considered improper under the Company’s guidelines or national or foreign laws must be discussed with the Company’s Legal Department.

Under no circumstance is it acceptable for you to offer, give, solicit, or receive any form of bribe, kickback, payoff, or inducement.

You may not use agents, consultants, independent contractors or other representatives to do indirectly what you could not do directly under this Code or applicable laws, rules, and regulations.

In retaining agents, consultants, independent contractors or other representatives, adequate background checks and verification of business credentials is required. Some “red flags” to look out for include:

•	Third parties with family or other relationships that could influence the decision;

•	Independent contractors or consultants with a reputation for giving bribes;

•	A history of corruption in the country where the third party is being hired;

•	Unusually high commission requests;

•	A sales representative or agent who indicates a “special arrangement” with an official; or

•	A customer who suggests that a Company bid be made through a specific agent or representative.

Any question as to this Code must be referred to the Company’s Legal Department prior to taking any action that might conflict with this Code.

5.4 International Business Dealings

Specific laws and regulations apply to participation in international business. Employees and officers involved in business transactions must be familiar with, and strictly adhere to, all applicable foreign and domestic laws and regulations controlling exports or regulating with whom the Company and its employees may do business. These laws include export control and licensing laws, economic sanctions, anti-boycott laws, and various laws regulating the transnational movement of technology, goods, and services. Questions regarding whether particular international transactions are permissible and compliance with applicable laws and this policy must be directed to the Company’s Legal Department.

VI. INSIDER TRADING AND FAIR DISCLOSURE

You must comply with the Company’s Insider Trading and Regulation FD Policy. No employee, officer, or director (nor any of their immediate family members (spouse or domestic partner, minor child, or person sharing the household (other than a tenant or employee)) may (1) trade in securities while aware of material non-public information or (2) disclose material non-public information to third parties (“tipping”).

Certain designated key employees, executive officers, and directors of the Company (and any of their immediate family members) who have access to inside information on a regular basis, and/or have power to make strategic managerial decisions, are subject to the Company’s pre-clearance procedures which require the approval in writing of the Legal Department prior to any trading in the Company’s securities.

VII. INQUIRIES FROM THE MEDIA AND PUBLIC

The Company is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable law, rules, and regulations. Consistent with this commitment, employees are not authorized to answer questions from the media, analysts, investors or any other members of the public. If you should receive such an inquiry, you must record the name of the person and immediately notify the Investor Relations Department, Legal Department, or both.

VIII. MAINTAINING A SAFE, HEALTHY AND AFFIRMATIVE WORKPLACE

You are expected to review and know the Company’s Human Resources policies contained in the policy library.

The Company is committed to a workplace that is free from sexual, racial, or other unlawful harassment, and from threats or acts of violence or physical intimidation. Abusive, harassing or other offensive conduct is unacceptable, whether verbal, physical or visual. If you believe that you have been harassed or threatened with or subjected to physical violence in or related to the workplace, you should immediately report the incident to an appropriate supervisor, Human Resources, or the Legal Department, who will arrange for it to be investigated. All efforts will be made to handle the investigation confidentially.

The Company will not tolerate the possession, endorsement, use, or distribution of pornographic, racist, or sexist materials on Company property, or the use of Company personal computers or other equipment to obtain or view such materials.

All accidents, injuries, or concerns about unsafe equipment, practices, conditions or other potential hazards should be immediately reported as set forth in the Company’s environmental, health, and safety policy available in the Company’s policy library.

IX. POLITICAL CONTRIBUTIONS AND ACTIVITIES

In the United States, federal and many state laws prohibit corporations from making certain types of political contributions. No direct or indirect political contribution (including the use of Company property, equipment, funds, or other assets) of any kind may be made in the name of the Company, or by using Company funds, unless the Company’s Legal Department or its designee has certified in writing that such political contribution complies with applicable law. If such certification is obtained, such contributions shall be by Company check or electronic transfer to the order of the political candidate or party involved, or by such other means as will readily enable the Company to verify, at any given time, the amount and origin of the contribution.

X. SUBPOENAS AND GOVERNMENT INVESTIGATIONS

As a general matter, it is the Company’s policy to cooperate in any government investigations and inquiries. All subpoenas, information and/or document requests directed to the Company should be referred immediately to the Company’s Legal Department.

XI. ACCOUNTING PRACTICES, BOOKS & RECORDS AND RECORD RETENTION

Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions and foster investor trust. You have a strict obligation to provide accurate information in the records of the Company.

You are expected to support the Company’s efforts in fully and fairly disclosing the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations and making full, fair, accurate, timely, and understandable disclosure in our periodic reports filed with the Securities and Exchange Commission and in other communications to creditors, securities analysts, rating agencies, investors, regulators, and the media. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

All employees, officers and directors – and, in particular, the Chief Executive Officer, the Chief Financial Officer, the Finance Directors, and the Controller – have a responsibility to ensure that the Company’s accounting records do not contain any false or misleading entries.

We do not tolerate any misclassification of transactions as to accounts, departments or accounting periods and employees are required to comply with all Company accounting policies in the policy library.

Any effort to mislead or coerce the independent auditors or a member of the internal audit staff may have serious legal consequences, including criminal sanctions, for the perpetrator and the Company, and is strictly prohibited.

In addition, laws and regulations as well as Company policies require the Company’s records, including its financial, environmental, health and safety, human resources, research and development, analytical, engineering and intellectual property records, to accurately reflect the events they represent and to be retained for a certain period of time. Always record data in a timely and accurate manner. This protects the Company’s resources and meets the expectations of the people who rely on the accuracy of the Company’s records to perform their jobs. Falsifying business records is a serious offense, which may result in criminal prosecution, civil action and/or disciplinary action including termination of employment.

Consistent with the reporting and recordkeeping commitments discussed above, you should accurately and truthfully complete all records used to determine compensation or expense reimbursement. This includes, among other items, reporting of hours worked (including overtime), reimbursable expenses (including travel and meals), and sales activity.

Destroying or altering a document with the intent to impair the document’s integrity or availability for use in any potential official proceeding is a crime. Documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit shall not be destroyed for any reason. If you believe that Company records are being improperly altered or destroyed, you should report it to a responsible supervisor, the appropriate internal authority or the Legal Department.

XII. RAISING QUESTIONS AND CONCERNS

Each employee, officer, and director is responsible for the integrity and reputation of the Company and for compliance with this Code. Prompt reporting to the Company of any circumstances that you believe may constitute a violation of this Code, or any other Company policy, or applicable law, rule or regulation is integral to our commitment to ethics and compliance. If you are in a situation that you believe may involve or lead to a violation of this Code, please disclose to, and seek guidance from, a responsible supervisor, Human Resources, the Company’s Legal Department, Corporate Integrity Committee, Internal Audit, or other appropriate internal authority. See “Who Do I Contact for Guidance or to Report Concerns?” above.

You are strongly encouraged to report any concern regarding accounting, internal accounting controls, or auditing matters (including concerns reported confidentially and anonymously) to the Company’s Hotline or in writing to the Audit Committee or Internal Audit – see “Who Do I Contact?” above.

It is the Company’s policy to protect those who communicate honest concerns from any retaliation for such reporting. Consistent with the Company’s Whistleblower Policy and applicable law, no adverse employment action may be taken and retaliation is not permitted directly or indirectly against anyone who in good faith reports a concern or provides assistance or information to the General Counsel, others in management, the Audit Committee, or any other appropriate person or group, including any governmental, regulatory or law enforcement body, investigating or otherwise helping to resolve any concern. An employee who retaliates against someone who has reported a concern in good faith is subject to discipline up to and including termination of employment.

Confidential and anonymous mechanisms for reporting concerns are available and are described in this Code and in the Company’s Whistleblower Policy. However, anonymous reporting does not serve to satisfy a duty to disclose your potential involvement in a conflict of interest or in unethical or illegal conduct. Every effort will be made to investigate confidential and anonymous reports to the extent possible based on the information available in such reports. While self-reporting a violation will not excuse the violation itself, the extent and promptness of such reporting will be considered in determining any appropriate sanction.

XIII. MANAGEMENT RIGHTS

This Code and its contents may be modified and changed, without notice, at any time by the Company. Nothing in this Code limits the Company’s ability to determine the size and nature of our work force, determine qualifications of employees, judge employees’ performance; determine policies and practices; and direct, supervise, discipline, or terminate employees as necessary.

Nothing in this Code creates a contract of employment.

XIV. VIOLATIONS OF THIS CODE

Allegations of Code violations will be reviewed and investigated when appropriate by the Company’s Legal Department or the Company’s Audit Committee. Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, and termination of employment.

Those who violate the standards in this Code will be subject to disciplinary action. Failure to follow this Code or to comply with federal, state, local and any applicable foreign laws, and the Company’s corporate policies and procedures may result in termination of employment or termination of board service.

CERTIFICATE OF COMPLIANCE

I                                  hereby confirm that I have received,

        (Print name)

read and understand the foregoing “Code of Business Conduct and Ethics.” I further confirm that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure to do so could subject me to dismissal from the Company or removal from the Board of Directors for cause.

Date:
Signature:
Title:

If you have any questions, please contact the Legal Department:

ccreel@mpgdriven.com or 734-354-4020